EXHIBIT 5.1

Palmer & Dodge LLP
One Beacon Street, Boston, MA 02108-3190

Telephone: (617) 573-0100	Facsimile: (617) 227-4420

February 15, 2000

Parametric Technology Corporation
128 Technology Drive
Waltham, MA 02453

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 2,000,000 shares of Common Stock, $.01 par value per share (the "Shares"), of Parametric Technology Corporation, a Massachusetts corporation (the "Company"), issuable upon exercise of options granted or to be granted under the Company's 2000 Employee Stock Purchase Plan (the "Plan").

     It is our opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ PALMER & DODGE LLP